UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2013

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On April 12, 2013, Landmark Apartment Trust of America, Inc. (the “Company”), through Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership”), entered into ten purchase agreements (each, a “Purchase Agreement”) with ten separate sellers, none of which are affiliates of the Company, for the purchase of ten multifamily apartment communities located in North Carolina, Tennessee and Texas (the “Properties”) containing an aggregate of 3,422 units. The sellers under one of the Purchase Agreements consist of 30 tenants in common, and the sellers under the remaining nine Purchase Agreements are Delaware statutory trusts, for which Mission Trust Services, LLC serves as a trustee. Each Purchase Agreement represents a separate, stand-alone purchase and sale transaction, and no closing under any Purchase Agreement is conditioned upon a closing occurring under any other Purchase Agreement. The material terms of the Purchase Agreements are substantially the same and are set forth below:

•

The aggregate purchase price under all ten Purchase Agreements is approximately $261,760,000, consisting of cash and the assumption by the Operating Partnership, at closing, of in-place mortgage indebtedness encumbering nine of the Properties in the aggregate amount of approximately $145,549,442 (based on principal amounts outstanding as of March 31, 2013). The existing lenders’ consent and approval is required before the Operating Partnership can assume the mortgage loans encumbering these nine Properties.

•

In connection with the purchase of one of the Properties, the Mission Barton Creek Apartments, the Operating Partnership will obtain a new loan to fund a portion of the purchase price. The purchase of the Mission Barton Creek property is not subject to a financing contingency. Rather, the acquisition is set to close thirty days after the end of the 15-day title and survey review period, with a one 15-day extension option.

•

The Purchase Agreements for nine of the Properties provide for the acquisition by the Operating Partnership of 100% of the fee simple interest in the Properties. The Purchase Agreement for the Mission Briley Parkway property provides that the Operating Partnership will purchase the seller’s ground leasehold interest in the property, such that the Operating Partnership will be the tenant under a ground lease of the property.

The beneficial owners of the sellers have the option of receiving their portion of the sales proceeds in the form of limited partnership units in the Operating Partnership (“OP Units”). In the event any of the owners elect to receive OP Units, the beneficial interests of such owners will be assigned to the Operating Partnership, and the Operating Partnership will be entitled to receive a credit against the purchase price for those particular Properties at closing in an amount equal to the portion of the net sales proceeds attributable to the beneficial interests in the sellers that the Operating Partnership shall have acquired by means of the issuance of such OP Units.

Pursuant to the terms of the Purchase Agreements, the Operating Partnership paid an aggregate of $1,334,900 as deposit (the “Deposit”) held by an escrow agent. Upon the consummation of the purchase and sale transaction contemplated by each Purchase Agreement, the applicable Deposit under that Purchase Agreement will be applied towards the purchase price of that Property. The Operating Partnership has a 15-day title and survey review period, during which it may terminate a Purchase Agreement if the respective seller does not cure or remove an objection made by the Operating Partnership within a specified period of time. Additionally, on or before the completion of the title and survey review and objections period, the Operating Partnership will deposit with a bank, financial advisor or broker selected by the Operating Partnership (for investment in REIT-compliant investments) an amount equal to the purchase price under each Purchase Agreement less the then outstanding balance of the assumed loan, or in the case of the Mission Barton Creek property, the new loan obtained by the Operating Partnership, and less the Deposit applicable to each particular Purchase Agreement. Such amount will be used to pay the purchase price due at closing from the Operating Partnership under each particular Purchase Agreement.

Closing of each transaction contemplated by each Purchase Agreement is subject to the satisfaction of various closing conditions that are set forth in the Purchase Agreements, including the receipt of lender consent for the nine Properties subject to loan assumptions and, in connection with the Mission Briley Parkway property, the receipt of the consent of the ground lessor. There is no assurance that the conditions to closing will be satisfied. Failure to satisfy closing conditions could delay or prevent the closing of some or all of the purchase and sale transactions. In the event that the required loan assumption approvals have not been obtained under a particular Purchase Agreement by the date which is six months after the expiration of the 15-day title and survey review period, the Operating Partnership and the seller under that Purchase Agreement each have the right to terminate that particular Purchase Agreement, in which case the Deposit and the balance of the purchase price held in escrow which are applicable to that Purchase Agreement will be returned to the Operating Partnership and none of the parties shall have any further obligations thereunder. Accordingly, there can be no assurance that all or any of the transactions contemplated by the Purchase Agreements will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 18, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Assistant Chief Financial Officer, Treasurer and Secretary

4